                         AMENDED AND RESTATED TERM SHEET

         This Amended and Restated Term Sheet (this "Amended Term Sheet") sets forth the terms upon which the undersigned bank lenders, subject to the prior satisfaction of all conditions set forth in the following paragraph, shall agree to permit the other parties hereto to satisfy the indebtedness due and owing to them from West Coast Entertainment Corporation ("WCEC") and various of WCEC's direct and indirect subsidiaries (collectively with WCEC, the "Borrowers") pursuant to that certain Credit Agreement dated December 15, 1997, as the same has been and may hereafter be amended (the "Credit Agreement"). The parties hereto intend that the satisfaction of the indebtedness owing to the Banks under the terms herein described shall be accomplished only in connection with a merger (the "Merger") of WCEC and Video City, Inc. ("VCI" or "Issuer") pursuant to the terms of that certain Agreement and Plan of Merger among VCI, Keystone Merger Corp. and WCEC dated August 1, 1999, as amended (the "Merger Agreement"). The terms and provisions of this Amended Term Sheet are intended to satisfy the condition to closing (the "Closing") of the Merger set forth in Section 7.03(d) of the Merger Agreement.

         By executing this Amended Term Sheet where indicated, the parties hereto are evidencing their consent to the terms set forth herein and their willingness and ability to enter into and execute such various agreements and other documents containing various terms, including, without limitation, the terms enumerated herein. The parties understand, however, that the terms of this Amended Term Sheet remain subject to, and the rights and obligations of the parties hereto are expressly conditioned upon, among other things, the following: (i) the consent and agreement of all the bank lenders who are parties to the Credit Agreement (all such bank lenders, hereinafter being referred to as the "Banks") to the terms and provisions of the Amended Term Sheet or, absent the consent and agreement of the Banks, the entry of a final order by a court of competent jurisdiction approving a plan of reorganization which incorporates the terms set forth herein; (ii) the preparation and execution of documentation regarding the satisfaction of the Bank Debt (as provided for in Section 3) and the closing of the Merger, satisfactory in form and substance to the parties and their respective counsel, containing, inter alia, the terms contained herein and such other terms and conditions not stated herein which are deemed necessary by the parties in their respective reasonable discretion and which are not inconsistent with the terms herein; and (iii) all of the conditions contained in such documentation regarding the satisfaction of the Bank Debt (as provided for in Section 3) and the closing of the Merger shall have occurred and shall have been fully performed or shall have been waived in writing by the appropriate parties.

         Nothing contained in this Amended Term Sheet is intended to, and nothing in this Amended Term Sheet shall be deemed to (i) alter or modify any provision of the Credit Agreement, (ii) reduce the aggregate amount of the obligations due and owing to the Banks under the Credit Agreement, or (iii) constitute a waiver by the Banks of existing defaults or Events of Default or of any rights and remedies available to the Banks under the Credit Agreement or under other applicable law. All provisions of the Credit Agreement shall remain in effect and shall continue to be binding upon WCEC and the other Borrowers thereunder unless and until terminated in conjunction with the satisfaction of the Bank Debt.


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         As used herein, the term "Bank Debt" includes all indebtedness of the
Borrowers to the Banks but specifically excludes any non-cash compensation, including, without limitation, warrants, previously received by the Banks in connection with their extension of credit to the Borrowers or their waiver of prior defaults under the Credit Agreement. This Amended Term Sheet shall supersede the Term Sheet, dated as of September 15, 1999 (the "First Term Sheet"), entered into by and among VCI, WCEC and the Banks and the parties hereto hereby agree that the First Term Sheet is terminated as of the date hereof.

         Management of WCEC Business. Contemporaneously with the execution of this Amended Term Sheet, VCI and WCEC shall execute and deliver a Management Agreement in substantially the form attached hereto as Exhibit A providing for, among other things, VCI's operation and management of the WCEC business prior to the Merger under certain terms and conditions.

         Credit Agreement; Forbearance. Contemporaneously with the execution of this Amended Term Sheet, WCEC and the Banks (or such banks which constitute the "Required Banks" under the Credit Agreement) shall execute and deliver a Forbearance and Fifth Amendment to the Credit Agreement (the "Fifth Amendment") in substantially the form attached hereto as Exhibit B, pursuant to which, among other things, the Banks or the Required Banks, as the case may be, shall agree to forbear from exercising their rights and remedies under the existing Credit Agreement during the Forbearance Period (as such term is defined in the Fifth Amendment), under certain terms and conditions.

         Satisfaction of Bank Debt.

         () Consideration for Satisfaction. The Bank Debt shall be deemed satisfied and paid in full upon consummation of the Merger (as described in the Merger Agreement, as the same has been amended in accordance with subsection (c) hereof) and receipt by the Agent, for the benefit of the Banks, of the following, provided that such receipt occurs on or before August 31, 2000:

                  (i)      $20 million in immediately available funds;

                  (ii) $15 million in Tranche A VCI Senior Notes (the "Tranche A Notes"), in form and substance satisfactory to the Banks and upon terms consistent with those set forth in paragraph 4 hereof;

                  (iii) Tranche B VCI Senior Notes (the "Tranche B Notes"), in form and substance satisfactory to the Banks and upon terms consistent with those set forth in paragraph 4 hereof, in the amount of $20 million (the "Tranche B Debt"). Notwithstanding the foregoing, a portion of the Tranche B Debt evidenced by the Tranche B

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                           Notes, in an amount equal to a committed line of
                           credit obtained by VCI up to $15 million (the "Conversion Amount"), shall be convertible on or after the closing of the Merger, at VCI's election, into a corresponding amount of Series G Preferred Stock at stated value, provided that the terms governing any line of credit obtained by VCI are approved by the Banks (which approval shall not be unreasonably withheld); and

                  (iv) Shares of VCI Series G Preferred Stock at stated value, in form and substance satisfactory to the Banks and upon terms consistent with those set forth in paragraph 5 hereof, in an amount equal to $25 million (which amount may be increased by the Conversion Amount on or after the closing of the Merger in the event VCI elects to convert Tranche B Debt in accordance with and subject to (iii) above).

         () Sale of Stores. Subject to any limitations contained in the Fifth Amendment and the Required Banks' approval of the terms of the sale (which approval shall not be unreasonably withheld and which shall be deemed to have been given if the Banks fail to respond in writing to a written request for consent within ten days of such request being provided by VCI to the Banks), the Required Banks will consent to the sale by the Borrowers of certain of the Borrowers' stores during the Forbearance Period, provided that the entire net proceeds from each such sale are delivered to the Agent for the benefit of the Banks immediately following such sale(s) and further provided that the average net cash proceeds received by the Borrowers or any of them and paid to the Banks from the store sales conducted during the Forbearance Period (as defined in the Fifth Amendment) is no less than 45 percent of the sold stores' trailing twelve months gross revenues. The term "net cash proceeds" shall mean the gross proceeds from any such store sale less the normal and reasonable transaction costs related to such sale and the amount, if actually paid by the Borrowers or the buyer of the store being sold, of the trade payables directly related to the store that is being sold. All proceeds received by the Banks from sales of stores shall be credited towards the $20 million payment due to the Banks on or prior to August 31, 2000.

         () Management Payments; Merger Agreement. From the date this Amended Term Sheet is first executed until (i) the Bank Debt is fully satisfied pursuant to Section 3(a) of this


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Amended Term Sheet; and (ii) the Tranche A Notes, the Tranche B Notes and the
Series G Preferred Stock have been fully paid or redeemed, as the case may be, no amount shall be paid, advanced, loaned or distributed in any manner to any present or former WCEC board member or officer by VCI or any Borrower, which exceeds, in the aggregate, $800,000 during any fiscal year. To the extent necessary to be consistent with the terms set forth in this Amended Term Sheet, VCI and WCEC shall enter into an amendment to the Merger Agreement, dated as of August 1, 1999. WCEC and VCI shall use commercially reasonable efforts to send proxy statements and hold their respective stockholders' meetings in connection with the Merger as soon as possible following such amendment of the Merger Agreement.

         Terms of Senior Secured Notes.

         Issuer VCI, its affiliates and subsidiaries and each Borrower, jointly and severally (collectively, the "Obligors")

         Issue Tranche A Notes in the amount of $15 million and Tranche B Notes in the amount of the Tranche B Debt at the closing of the Merger. The payment and priority of the liens in property collateralizing the Tranche A Notes and Tranche B Notes (collectively, the "Notes") shall be subordinated to the payment and priority of liens collateralizing a revolving line of credit given to the Obligors equal to the Conversion Amount, provided that the terms of such line of credit are approved by the Banks (which approval shall not be unreasonably withheld).

         Maturity The Notes shall mature three years after the date of issuance.

         Interest Interest rate on the Tranche A Notes shall accrue at an annual rate equal at all times to the Agent's "prime rate" plus one percent (1%), payable quarterly in immediately available funds. Amounts outstanding under the Tranche B Notes shall accrue interest at the rate of 6.75 percent per annum, payable semi-annually as follows: (a) during first two years after issuance, at the Issuer's election in (i) immediately available funds or (ii) registered shares of the VCI's common stock valued at market price; (b) after year two, in immediately available funds.

         Collateral for Notes       A first priority lien and security interest
                                    in all assets, real and personal (including collateral assignments


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
                                    of all leases of stores which are not sold during the Forbearance Period, in recordable form), of the Obligors, which lien and
                                    security interest shall be junior only to "permitted liens" which shall be determined by the Banks. "Permitted Liens" shall include purchase money security interests securing loans on equipment to which the Borrowers are subject on the date this Amended Term Sheet is executed and new purchase money security interests on equipment so long as (i) the equipment that is subject to the purchase money security interest is the sole collateral for the obligation and (ii) the amount of the purchase money obligation does not exceed 100% of the value of the item(s) of equipment purchased with the proceeds thereof. The Banks shall subordinate their liens to the lien of the lender to the Obligors of a revolving line of credit, provided that the line of credit does not exceed the Conversion Amount and is on terms otherwise approved by the Banks, which approval shall not be unreasonably withheld.


         Prepayment of Notes        Following the Merger, if and when any store
                                    is sold, the Banks shall be entitled to
                                    receive, in immediately available funds, the net proceeds from such sale in an amount equal to the following: the dollar amount outstanding under the Notes on the date of the Merger multiplied by a fraction, the numerator of which is the number of stores being sold and the denominator of which is the number of total stores existing at the time of the Merger, multiplied by 120 percent. Provided that the Banks receive the aforesaid amount and that no Event of Default exists under the Notes, the Banks shall release their liens on the store that was sold and shall apply such proceeds first to outstandings under the Tranche B Notes and then to amounts outstanding under the Tranche A Notes. So long as no Event of
                                    Default has occurred and is continuing under the Notes, the Tranche B Notes in an amount up to $5 million may be prepaid, in immediately available funds, at VCI's election during the twelve months following their issuance in an amount equal to outstanding interest (which under this instance must be paid in cash and may not be "paid" with


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                                    VCI's common stock and to the extent that
                                    any interest payment has theretofore been made in VCI's common stock, such stock must be redeemed in cash for the amount of the interest payment previously "paid" with such common stock) together with 75 percent of the principal amount outstanding thereunder. The aforesaid prepayment option may be exercised by the Obligors on one occasion only.

5.       Terms of Series G Preferred Stock.

         Issuer                     Video City, Inc.

         Issue 250,000 Shares of Series G Preferred Stock (hereinafter the "Shares"). (Note: subject to the limitations contained in this Term Sheet, the number of Shares may increase on or after the closing of the Merger by the corresponding dollar amount of the Conversion Amount.)

         Stated Value               $100 per share.

         Conversion                 Convertible at any time at the election of
                                    the holder into shares of VCI Common Stock at a conversion price equal to $10.00 per share.

         Redemption                 Redeemable in cash in whole or in part, at
                                    VCI's election, at (i) 75 percent of stated value plus 100% of accrued, unpaid dividends during the first three years following the Merger; (ii) 85% of stated value plus 100% of accrued, unpaid dividends during the next two years following the period described in
                                    (i); (iii) 95% of stated value plus 100% of accrued, unpaid dividends during the next two years following the period described in
                                    (ii) and (iv) 100% of stated value plus 100% of accrued, unpaid dividends anytime after the period described in (iii).

         Dividends                  6.75% per annum, or $6.75 per share, payable
                                    semi-annually as follows: (a) during first two years after issuance, at the Issuer's election in (i) cash or (ii) registered shares of the VCI's common stock valued at market price; (b) after year two, in immediately available funds.


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         Ranking                    Senior to all existing and future issuances
                                    of preferred stock.

         Registration and Listing   Within 180 days following the Closing of the
                                    Merger, VCI will (i) register for resale the Shares of Series G Preferred Stock, and the shares of common stock issuable as dividends under the Securities Act of 1933 and (ii) use commercially reasonable efforts to list the Shares of Series G Preferred Stock on a regional exchange. Notwithstanding the foregoing, VCI shall not issue Shares other than to the Banks, and the only holders of Shares shall be the Banks or their successors and assigns. Nothing contained herein shall affect the rights of any of the Banks under applicable law to convey or transfer Shares.

         Board Representation       For as long as the Banks are the holders of
                                    at least 75 percent of the cumulative number of shares of the Series G Preferred Stock issued to the Banks at the Closing and at any time thereafter, the Banks (and only the Banks) shall be entitled to designate an individual, reasonably acceptable to VCI, to stand for election to the Board of Directors of VCI, and VCI shall cause its Board of Directors to nominate such individual to stand for election to VCI's Board of Directors at the Buyer Meeting (as defined in the Merger Agreement) and at each meeting of the VCI stockholders thereafter at which directors are to be elected. Senior management of VCI and WCEC shall vote their shares of common stock in favor of the Banks' nominee for election to the Board of Directors of VCI.

         Merger, Consolidation,     In the event of a merger, consolidation or
          etc.                      other business combination transaction after
                                    which VCI is not the surviving entity, VCI shall be obligated to cause the surviving entity to either redeem or exchange the Series G Preferred Stock for a new issue of preferred stock identical in all material respects to the Series G Preferred Stock, which new issue shall be acceptable to the holders of Series G Preferred Stock. The
                                    Series G Preferred Stock may be exchanged for preferred stock of the surviving entity, only if such surviving entity has a net worth equal to or greater than VCI at the effective time of the merger, consolidation or other fundamental


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
                                    transaction and there will be no material depreciation in the value of the exchanged stock (relative to the value of the Series G Preferred Stock) immediately following such effective time.

6.       Miscellaneous.

         () Additional Information. Upon execution of this Amended Term Sheet and, if then unavailable, as soon as the information becomes available, VCI and WCEC shall provide the Banks with (i) all Amendments to the Merger Agreement, and (ii) such other information as the Banks may reasonably request of VCI and WCEC.

         () Additional Documentation. The agreement of the parties evidenced by this Amended Term Sheet, shall be subject to such additional documentation and such other terms and conditions as are deemed reasonably necessary and appropriate by the Banks for transactions and agreements of this nature.

         () No Conflict. In the event of any conflict between the terms described in the Amended Term Sheet and the specific terms of any agreement referred to or provided for herein, the terms of the specific agreement shall control.


[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have caused this Amended and
Restated Term Sheet to be duly executed and delivered as of this 3rd day of March 2000.


                                   VIDEO CITY, INC.

                                   By: /s/ Robert Y. Lee
                                   Name: Robert Y. Lee
                                   Title: Chief Executive Officer


                                   WEST COAST ENTERTAINMENT CORPORATION

                                   By: /s/ T. Kyle Standley
                                   Name: T. Kyle Standley
                                   Title: Chief Executive Officer


                                   PNC BANK, NATIONAL ASSOCIATION

                                   By: /s/ William R. Breisch
                                   Name: William R. Breisch
                                   Title: Vice President


                                   FIRST UNION NATIONAL BANK

                                   By: /s/ Matthew Berk
                                   Name: Matthew Berk
                                   Title: Director


                                   FLEET NATIONAL BANK, f/k/a BANKBOSTON, N.A.

                                   By: /s/ Donald R. Nicholson
                                   Name: Donald R. Nicholson
                                   Title: Senior Vice President


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